UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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WHEELING-PITTSBURGH CORPORATION

(Name of Registrant as Specified In Its Charter)

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October 25, 2006

Dear Wheeling-Pittsburgh Shareholder:

Enclosed is a copy of Wheeling-Pittsburgh’s proxy statement for the Company’s annual meeting of shareholders on November 17, 2006. As we approach the meeting and the election of directors, we are seeking your support to re-elect our highly qualified and experienced directors to the Wheeling-Pittsburgh Board.

YOUR VOTE IS IMPORTANT — PROTECT YOUR INVESTMENT
PLEASE SIGN AND RETURN THE ENCLOSED GOLD PROXY CARD

As you know, this meeting represents an important juncture for our Company. Esmark is a three year-old, privately-held and family-run steel sales company which is not subject to any disclosure requirements of the SEC and has never made its financial statements publicly available. It has launched a proxy contest to elect nine candidates to the Wheeling-Pittsburgh Board of Directors. If elected, the Bouchard brothers and their handpicked slate will likely move forward to implement Esmark’s proposal — even though it remains a phantom proposal, details of which have not yet been submitted to Wheeling-Pittsburgh’s shareholders for consideration. It is possible, however, that after having their directors elected to the Wheeling-Pittsburgh Board, Esmark could withdraw its proposal or submit a different or inferior one for shareholders to vote on.

WHEELING-PITTSBURGH’S NOMINEES REPRESENT ALL SHAREHOLDERS’
BEST INTERESTS — DON’T REPLACE THEM

Unlike Esmark’s slate, Wheeling-Pittsburgh’s nominees consist of seven independent Directors who were nominated by the Company’s creditors when we emerged from bankruptcy in 2003. This Board has demonstrated its open-mindedness in creating value for shareholders, and has repeatedly shown its commitment to evaluating all strategic options.

These directors remain committed to doing whatever creates the most value for Wheeling-Pittsburgh and its shareholders. And that focus on continuing to push for the best possible transaction will guide this Board going forward.

When the Board initiated its strategic review process, it formed an independent committee to analyze and evaluate the merits of proposals received, subsequently retained independent advisors, and ultimately determined that Wheeling-Pittsburgh’s acquisition of CSN’s U.S. assets, taken together with the slab supply agreement and convertible note, offer the best potential for value creation. If another offer were to be presented, this Board would evaluate it and make an appropriate recommendation to our shareholders.

Esmark’s nominees have no intention of doing anything other than pursuing a self-serving transaction. Esmark’s proposal lacks strategic rationale, undervalues Wheeling-Pittsburgh and would result in Wheeling-Pittsburgh shareholders owning stock in a company with a different business focus, limited track record and little transparency.

WHEELING-PITTSBURGH HAS DELIVERED STRONG RESULTS

Under this Board of Directors, the management of Wheeling-Pittsburgh has systematically and successfully implemented its strategic plan, successfully addressing a number of challenges that stemmed from Wheeling-Pittsburgh’s bankruptcy and dramatic industry shifts. For example, we have modernized a portion of our business with our Electric Arc Furnace, while at the same time paying down a significant portion of our $250 million loan that was guaranteed through the Emergency Steel Loan Guarantee Board. We have also effectively executed on our strategic plan, including significantly strengthening the Company’s operations by making substantial investments in technology that have made us more competitive and reliable.

Despite the challenges we’ve faced, we have successfully taken the Company from its fragile state upon emergence from bankruptcy, improved our competitive position and delivered strong results that have positioned the Company for the next phase of its bold post-bankruptcy strategic plan. Now, we need to take the next step in that plan — joining with a partner that can further accelerate the transformation of our Company.

Following their proactive and rigorous strategic review process, which included a review of a proposal from Esmark, our Board concluded that pursuing the proposed acquisition of CSN’s North American assets is the right next step for Wheeling-Pittsburgh. In fact, what Esmark has publicly proposed is substantially the same offer that was carefully considered and rejected by the Board.

CSN IS THE RIGHT PARTNER FOR WHEELING-PITTSBURGH

We believe that the proposed arrangement with CSN, a world-class, fully integrated steel producer, offers the most compelling opportunity to deliver value to Wheeling-Pittsburgh’s shareholders.

CSN is a unique success story in our industry. Deutsche Bank recently selected it as one of the three most profitable steel companies in the world1. It successfully turned around its own business, resulting in a highly profitable integrated producer, with its own logistics, impressive margins, and an enviable cash flow. Given its track record and experienced management team, it is unsurprising that CSN is one of the few Brazilian companies listed on the NYSE, in full compliance with all appropriate NYSE and Sarbanes-Oxley requirements.

The proposed transaction with CSN, simply stated, will result in the acquisition of a modern steel processing facility, funding for transformative capital expenditures and a strategic business model to support expanded production levels of Wheeling-Pittsburgh hot rolled coil. That means a more flexible cost structure, broader value-added product offering and significant incremental earnings potential.

Under the terms of the proposed arrangement, Wheeling-Pittsburgh shareholders will receive 50.5% ownership in a new Wheeling-Pittsburgh holding company, which will be comprised of:

☐	All of Wheeling-Pittsburgh’s current assets;

☐	CSN’s modern Terre Haute steel processing facility with a current annual cold-rolling capacity of 900,000 tons;

☐	A ten-year slab supply agreement, which will provide a supply of high-quality slabs, favorable payment terms and a more variable cost structure;

☐	$225 million in cash through the issuance of a unique debt security that, with the consent of the United Steelworkers, may be converted into equity. Of the total, $150 million will be used for transformative capital improvements — half to build a new energy efficient furnace at our hot strip mill, expanding production; and the other half adding high-quality galvanizing capacity at Terre Haute, ensuring a guaranteed market for our expanded output. The remaining $75 million will enhance our liquidity position.

☐	Exclusive U.S. and Canadian distribution rights for CSN’s flat-rolled steel products.

The remaining 49.5% ownership in the new holding company will go to CSN, which may increase its ownership to 64% if the conversion of the $225 million in debt occurs.

We are confident that this transaction will help Wheeling-Pittsburgh deliver sustainable earnings over time and enable solid future cash flows. From an operating perspective, we anticipate that the combination with CSN will result in an increase in operating income to approximately $250 million by 2009.

1 Deutsche Bank Metals & Mining Report, 08 June 2006

ESMARK’S NOMINEES DO NOT HAVE A COHERENT PLAN
FOR WHEELING-PITTSBURGH’S FUTURE

In contrast, Esmark’s proposal is filled with unsubstantiated claims which do not stand up to closer scrutiny.

Consider:

ESMARK CLAIMS:	THE TRUTH:

• $200 million cash infusion	• Net cash infusion of approximately $22 million, after proposed share repurchase and termination payment related to blast furnace closure
• The combination of Wheeling-Pittsburgh Steel and Esmark would create a strong model for growth and profitability in North American steel	• Provided no quantification of future growth and profitability, or concrete details on how they would be achieved
• $20 per share for up to half of current outstanding shares	• Uncertain future value for shares not tendered because of complete lack of transparency; no way to validate unsupportable profitability and liquidity claims
• Arms-length slab supply deal with trading company and third-party supplier	• No slab supply deal in place, and no clear financing for the required incremental working capital
• Continued focus on hot rolled coil	• Lacks clear opportunity to supply to value-added processor
• Large customer base and integrated supply chain	• No certainty in the market, with doubts whether steel suppliers to Esmark’s current service center operations will continue relationship if Esmark were to become affiliated with Wheeling-Pittsburgh
• Talented and diverse slate of experienced nominees	• Inexperienced management, with little proven knowledge of steel production

Esmark has never outlined a clear investment strategy and provided no indication of the future profitability of the combined companies beyond the addition of Esmark’s standalone earnings. Their claim that their management team will somehow lower cost and improve profitability is similarly not quantified and is unsupported. That’s not surprising. After all, our businesses are so different. Esmark is a privately held group of primarily steel service center companies, buying and selling steel with minimal processing and supply chain management. In contrast, primary and finishing steel operations, like those of Wheeling-Pittsburgh, are extremely capital intensive and involve enormous supply chain management issues. Service Center management involves short-term trading activities. Steel manufacturing involves long term strategic planning and implementation. It is naive to think that experience, even success, in day-to-day trading activities could be easily transferred to the challenges and opportunities of steel manufacturing.

To cover for this obvious discrepancy, Esmark and their apparent partners, the United Steelworkers Union, have asserted that the Union’s stated objection to our proposed transaction with CSN will prevent the CSN transaction from being consummated. We strongly believe otherwise. Their assertion refers to the “Successorship” language in our contract with the USW. We believe the Successorship language, however, will not be applied to the proposed CSN transaction. To put this unsubstantiated assertion to rest, we have pressed the USW to consent to fast-track arbitration that will resolve this question. The Union’s repeated refusal of our offer to expedite arbitration speaks volumes. They do not want to arbitrate the issue because they know full well that their public claims will be exposed to be nothing more than a red herring.

THE STAKES ARE HIGH AND THE CHOICE IS CLEAR;
PROTECT THE FUTURE OF YOUR COMPANY

It all comes down to this — do you want an independent Board that will continue its commitment to act in your best interests to deliver value over the long-term and offer you, the shareholders a clear opportunity to approve or reject any transaction the Board proposes in a separate vote? Or do you want two brothers and their hand-picked nominees controlling your Board and using our Company to effect a value-destroying, back-door IPO for Esmark? We think the choice is clear: vote for Wheeling-Pittsburgh’s independent director nominees on the GOLD proxy card.

Your Board of Directors remains focused on doing the right thing for shareholders and we urge you to re-elect them at the upcoming annual meeting. Your vote is IMPORTANT. Please sign, date and return the enclosed GOLD proxy card today to support the Wheeling-Pittsburgh nominees. We urge you to discard any white proxy card you have received from Esmark. If you have previously returned a white proxy card, you can automatically revoke it by signing, dating and returning the enclosed GOLD proxy card in the accompanying envelope.

If you need assistance or have any questions, please call our proxy solicitor, Georgeson, Inc., toll-free at 800-843-1451.

We thank you for your continued trust and support.

Sincerely,

James G. Bradley
Chairman and Chief Executive Officer
Wheeling-Pittsburgh Corporation

Forward-Looking Statements Cautionary Language

The information contained in this letter, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s filings with the SEC.